Exhibit 4.3

Exhibit B
to
Third Amended and restated revolving Credit Agreement
Form of Revolving Credit Note

Lender: [Name of Lender]	New York, New York
Principal Amount: [$_________]	June 16, 2011

For value received, the undersigned, Revlon Consumer Products Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement referred to below) of the Lender to the Company, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Company promises to pay interest on the unpaid principal amount of the Revolving Credit Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to Citicorp USA, Inc. (“Citicorp”), as administrative agent for the Multi-Currency Lenders (in such capacity, the “Administrative Agent”), at 388 Greenwich Street, 19th Floor, New York New York 10013, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Third Amended and Restated Revolving Credit Agreement, dated as of June 16, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, certain of its subsidiaries, as Local Borrowing Subsidiaries, the Lenders and Issuing Lenders party thereto, the Administrative Agent, and Citicorp, as collateral agent for the Secured Parties.  Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Credit Loans by the Lender to the Company in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Company resulting from such Revolving Credit Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty and is secured as provided in the Security Documents.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Company.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-1

In witness whereof, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

Revlon Consumer Products Corporation

By:
Name:
Title: